Exhibit 99

PRESS RELEASE	FOR IMMEDIATE RELEASE

RigNet Announces Third Quarter 2016 Earnings Results

•	Quarterly revenue of $50.6 million consisting of:

–	Managed Services revenue of $47.2 million,

–	Telecoms Systems Integration (TSI) revenue of $3.4 million

•	Quarterly GAAP Net Loss attributable to common stockholders of $1.7 million, $0.09 per share

•	Quarterly Adjusted EBITDA of $8.5 million

•	Quarterly Unlevered Free Cash Flow of $6.6 million after capital expenditures of $1.9 million

HOUSTON – November 7, 2016 – RigNet, Inc. (NASDAQ: RNET), a leading global provider of customized systems and solutions serving customers with complex data networking and operational requirements, today reported results for the quarter ended September 30, 2016.

Quarterly revenue was $50.6 million representing a decrease of $4.3 million compared to the prior quarter and a decrease of $15.7 million compared to the prior year quarter. The revenue decrease compared to the prior quarter was primarily due to a $3.0 million decrease in Managed Services revenue (which consists of our Eastern and Western Hemisphere reporting segments) coupled with a $1.3 million decrease in TSI revenue. The decrease compared to the prior year quarter resulted primarily from Managed Services revenue, which decreased $13.6 million, coupled with a $2.1 million decrease in TSI revenue. These decreases were primarily due to reduced spending by oil and gas operators on upstream drilling projects as a result of lower commodity prices.

GAAP net loss attributable to common stockholders was $1.7 million, or $0.09 per share, compared to $4.8 million, or $0.27 per share, in the prior quarter and $10.9 million, or $0.62 per share, in the prior year quarter.

Quarterly Adjusted EBITDA was $8.5 million compared to $8.6 million in the prior quarter and $14.5 million in the prior year quarter. The decrease resulted primarily from lower revenue partially offset by savings generated from cost containment actions.

Capital expenditures were $1.9 million compared to $4.7 million in the prior quarter and $6.1 million in the prior year quarter. Unlevered Free Cash Flow, defined as Adjusted EBITDA less capital expenditures was $6.6 million compared to $4.0 million in the prior quarter and $8.4 million in the prior year quarter.

In the quarter ended September 30, 2016, the Company recorded net restructuring charges of $0.8 million offset by $1.3 million from the change in the fair value of the TECNOR earn-out. In the quarter ended June 30, 2016, the Company recorded restructuring charges of $1.1 million, $0.4 million of

1880 SOUTH DAIRY ASHFORD, SUITE 300 HOUSTON, TEXAS 77077 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net impairment of intangible assets, $0.2 million of CEO search costs and ERP implementation costs of $0.6 million. In the quarter ended September 30, 2015, the Company recorded a $12.6 million charge related to impairment of goodwill and intangible assets in our North America land operations and incurred $1.3 million of restructuring charges. The restructuring charges, change in fair value of the TECNOR earn-out, and the impairment of goodwill and intangibles are added back to net loss in our non-GAAP measures below.

Steven E. Pickett, chief executive officer and president, commented, “Despite continued headwinds in the energy market, we are pleased with the progress we have made related to cost containment and capex management, which helped improve our Unlevered Free Cash Flow to $6.6 million for this quarter. We remain focused on continuing implementation of initiatives to improve operating leverage of the Company, developing a broad range of SaaS and cyber security solutions for our customers, and growing our business in new vertical markets.”

A conference call for investors will be held at 11:00 a.m. Eastern Time (10:00 a.m. Central Time) on Tuesday, November 8, 2016, to discuss RigNet’s 2016 third quarter results. The call may be accessed live over the telephone by dialing +1 (877) 845-0777, or, for international callers, +1 (760) 298-5090. Interested parties may also listen to a simultaneous webcast of the conference call by logging onto RigNet’s website at www.rig.net in the Investors – Webcasts and Presentations section. A replay of the conference call webcast will also be available on our website for approximately thirty days following the call.

Non-GAAP Financial Measures

This press release contains the following non-GAAP measures: Gross Profit (excluding depreciation and amortization), Adjusted EBITDA and Unlevered Free Cash Flow. Gross Profit (excluding depreciation and amortization), Adjusted EBITDA and Unlevered Free Cash Flow are financial measures that are not calculated in accordance with generally accepted accounting principles, or GAAP. We refer you to the Company’s most recent 10-K filings for the year ended December 31, 2015 for a more detailed discussion of the uses and limitations of our non-GAAP financial measures.

GAAP defines gross profit as revenue less cost of revenue, and includes in costs of revenue depreciation and amortization expenses related to revenue-generating long-lived and intangible assets. We define Gross Profit (excluding depreciation and amortization) as revenue less cost of revenue (excluding depreciation and amortization). This measure differs from the GAAP definition of gross profit as we do not include the impact of depreciation and amortization expenses related to revenue-generating long-lived and intangible assets which represent non-cash expenses. We use this measure to evaluate operating margins and the effectiveness of cost management.

We define Adjusted EBITDA as net income (loss) plus interest expense, income tax expense (benefit), depreciation and amortization, impairment of goodwill, intangibles, property, plant and equipment, foreign exchange impact of intercompany financing activities, (gain) loss on retirement of property, plant and equipment, change in fair value of derivatives, stock-based compensation, merger/acquisition

1880 SOUTH DAIRY ASHFORD, SUITE 300 HOUSTON, TEXAS 77077 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net costs, executive departure costs, restructuring charges and non-recurring items. Adjusted EBITDA should not be considered as an alternative to net income (loss), operating income (loss) or any other measure of financial performance calculated and presented in accordance with GAAP.

We define Unlevered Free Cash Flow as Adjusted EBITDA less capital expenditures. Unlevered Free Cash Flow should not be considered as an alternative to net income (loss), operating income (loss) or any other measure of financial performance calculated and presented in accordance with GAAP.

About RigNet

RigNet (NASDAQ:RNET) is a leading global provider of customized systems and solutions serving customers with complex data networking and operational requirements. RigNet provides solutions ranging from fully-managed voice and data networks to more advanced applications that include video conferencing, crew welfare, asset monitoring and real-time data services. RigNet is based in Houston, Texas and has operations around the globe.

For more information on RigNet, please visit www.rig.net. RigNet is a registered trademark of RigNet, Inc.

1880 SOUTH DAIRY ASHFORD, SUITE 300 HOUSTON, TEXAS 77077 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995 – that is, statements related to the future, not past, events. Forward-looking statements are based on the current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “anticipate,” “believe,” “intend,” “expect,” “plan” or other similar words. These forward-looking statements involve certain risks and uncertainties that ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. For further discussion of risks and uncertainties, individuals should refer to RigNet’s SEC filings. RigNet undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

Investor contact
Charles E. Schneider	Tel: +1 (281) 674-0699
Chief Financial Officer, RigNet, Inc.	investor.relations@rig.net

1880 SOUTH DAIRY ASHFORD, SUITE 300 HOUSTON, TEXAS 77077 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2016	2016	2015	2016	2015
			(in thousands)
Unaudited Consolidated Statements of Comprehensive Income Data:
Revenue	$50,612	$54,911	$66,318	$167,864	$219,074

Expenses:
Cost of revenue (excluding depreciation and amortization)	29,860	33,276	38,191	99,412	121,860
Depreciation and amortization	8,305	9,013	8,094	25,561	24,401
Impairment of goodwill and intangible assets	—	397	12,592	397	12,592
Selling and marketing	1,724	1,943	2,129	5,559	7,069
General and administrative	10,476	13,576	13,538	39,393	49,823

Total expenses	50,365	58,205	74,544	170,322	215,745

Operating income (loss)	247	(3,294)	(8,226)	(2,458)	3,329
Other income (expense), net	(1,155)	(328)	(864)	(2,437)	(2,292)

Income (loss) before income taxes	(908)	(3,622)	(9,090)	(4,895)	1,037
Income tax expense	(540)	(1,234)	(1,789)	(2,676)	(6,738)

Net loss	$(1,448)	$(4,856)	$(10,879)	$(7,571)	$(5,701)

Loss Per Share - Basic and Diluted
Net loss attributable to RigNet, Inc. common stockholders	$(1,658)	$(4,751)	$(10,944)	$(7,742)	$(5,934)
Net loss per share attributable to RigNet, Inc. common stockholders, basic	$(0.09)	$(0.27)	$(0.62)	$(0.44)	$(0.34)
Net loss per share attributable to RigNet, Inc. common stockholders, diluted	$(0.09)	$(0.27)	$(0.62)	$(0.44)	$(0.34)
Weighted average shares outstanding, basic	17,782	17,634	17,567	17,677	17,510
Weighted average shares outstanding, diluted	17,782	17,634	17,567	17,677	17,510

Unaudited Non-GAAP Data:
Gross Profit (excluding depreciation and amortization)	$20,752	$21,635	$28,127	$68,452	$97,214
Gross Profit (excluding depreciation and amortization) margin	41.0%	39.4%	42.4%	40.8%	44.4%
Adjusted EBITDA	$8,534	$8,624	$14,498	$27,824	$50,118
Adjusted EBITDA margin	16.9%	15.7%	21.9%	16.6%	22.9%
Unlevered Free Cash Flow	$6,598	$3,954	$8,427	$16,313	$27,891

1880 SOUTH DAIRY ASHFORD, SUITE 300 HOUSTON, TEXAS 77077 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2016	2016	2015	2016	2015
	(in thousands)
Reconciliation of Gross Profit to Gross Profit (excluding depreciation and amortization):
Gross profit	$12,773	$13,476	$20,354	$44,549	$73,840
Depreciation and amortization related to cost of revenue	7,979	8,159	7,773	23,903	23,374

Gross Profit (excluding depreciation and amortization)	$20,752	$21,635	$28,127	$68,452	$97,214

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2016	2016	2015	2016	2015
	(in thousands)
Reconciliation of Net Loss to Adjusted EBITDA and Unlevered Free Cash Flow:
Net loss	$(1,448)	$(4,856)	$(10,879)	$(7,571)	$(5,701)
Interest expense	729	643	502	2,040	1,521
Depreciation and amortization	8,305	9,013	8,094	25,561	24,401
Impairment of goodwill and intangible assets	—	397	12,592	397	12,592

Gain on sales of property, plant and equipment, net of retirements	(14)	(134)	(10)	(164)	(23)
Stock-based compensation	866	1,128	973	2,708	2,955
Restructuring costs	835	1,129	1,316	1,332	7,514
Change in fair value of TECNOR earn-out	(1,279)	—	—	(1,279)	—
Executive departure costs	—	—	—	1,884	—
Acquisition costs	—	70	121	240	121
Income tax expense	540	1,234	1,789	2,676	6,738

Adjusted EBITDA (non-GAAP measure)	$8,534	$8,624	$14,498	$27,824	$50,118

Adjusted EBITDA (non-GAAP measure)	$8,534	$8,624	$14,498	$27,824	$50,118
Capital expenditures	1,936	4,670	6,071	11,511	22,227

Unlevered Free Cash Flow (non-GAAP measure)	$6,598	$3,954	$8,427	$16,313	$27,891

1880 SOUTH DAIRY ASHFORD, SUITE 300 HOUSTON, TEXAS 77077 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net

	September 30,	December 31,
	2016	2015
	(in thousands)
Unaudited Consolidated Balance Sheet Data:
Cash and cash equivalents	$57,239	$60,468
Restricted cash - current portion	141	543
Restricted cash - long-term portion	1,500	—
Total assets	244,678	258,116
Current maturities of long-term debt	8,515	8,421
Long-term debt	60,090	69,238

	Nine Months Ended
	September 30,
	2016	2015
	(in thousands)
Unaudited Consolidated Statements of Cash Flows Data:
Cash and cash equivalents, January 1,	$60,468	$66,576
Net cash provided by operating activities	22,754	27,045
Net cash used in investing activities	(16,886)	(21,307)
Net cash used in financing activities	(8,111)	(5,524)
Changes in foreign currency translation	(986)	(1,995)

Cash and cash equivalents, September 30,	$57,239	$64,795

	3rd Quarter	2nd Quarter	1st Quarter	4th Quarter	3rd Quarter
	2016	2016	2016	2015	2015
Selected Operational Data:
Offshore drilling rigs (1)	194	211	232	238	255
Offshore Production	287	287	291	283	289
Maritime	128	105	107	121	127
International Land	101	99	101	115	121
Other sites (2)	238	236	287	373	436

Total	948	938	1,018	1,130	1,228

(1)	Includes jack up, semi-submersible and drillship rigs
(2)	Includes U.S. onshore drilling and production sites, completion sites, man-camps, remote offices, and supply bases and offshore-related supply bases, shore offices, tender rigs and platform rigs

1880 SOUTH DAIRY ASHFORD, SUITE 300 HOUSTON, TEXAS 77077 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2016	2016	2015	2016	2015
	(in thousands)
Eastern Hemisphere:
Revenue	$27,000	$29,131	$36,235	$87,581	$113,291
Cost of revenue	14,603	15,643	18,103	46,742	54,737

Gross Profit (non-GAAP measure)	12,397	13,488	18,132	40,839	58,554

Gross Profit margin	45.9%	46.3%	50.0%	46.6%	51.7%
Depreciation and amortization	4,011	4,085	3,682	11,890	11,642
Selling, general and administrative	1,593	2,911	3,027	7,580	10,219

Operating income	$6,793	$6,492	$11,423	$21,369	$36,693

Adjusted EBITDA (non-GAAP measure)	$13,027	$10,613	$14,994	$35,337	$48,204

Adjusted EBITDA margin	48.2%	36.4%	41.4%	40.3%	42.5%

Western Hemisphere:
Revenue	$20,205	$21,088	$24,578	$64,264	$79,360
Cost of revenue	10,849	12,080	12,184	36,058	37,852

Gross Profit (non-GAAP measure)	9,356	9,008	12,394	28,206	41,508

Gross Profit margin	46.3%	42.7%	50.4%	43.9%	52.3%
Depreciation and amortization	2,705	2,721	2,892	8,142	8,872
Impairment of goodwill and intangible assets	—	—	12,592	—	12,592
Selling, general and administrative	2,976	3,286	3,454	9,432	12,334

Operating income (loss)	$3,675	$3,001	$(6,544)	$10,632	$7,710

Adjusted EBITDA (non-GAAP measure)	$6,187	$6,204	$8,865	$19,062	$28,821

Adjusted EBITDA margin	30.6%	29.4%	36.1%	29.7%	36.3%

Telecoms Systems Integration:
Revenue	$3,407	$4,692	$5,505	$16,019	$26,423
Cost of revenue	2,911	3,594	5,819	11,781	21,607

Gross Profit (non-GAAP measure)	496	1,098	(314)	4,238	4,816

Gross Profit margin	14.6%	23.4%	(5.7)%	26.5%	18.2%
Depreciation and amortization	631	788	791	2,127	2,329
Selling, general and administrative	499	721	467	2,141	2,903

Operating income (loss)	$(634)	$(411)	$(1,572)	$(30)	$(416)

Adjusted EBITDA (non-GAAP measure)	$(284)	$80	$(977)	$1,450	$1,590

Adjusted EBITDA margin	(8.3)%	1.7%	(17.7)%	9.1%	6.0%

NOTE: Consolidated balances include the three segments above along with corporate activities and intercompany eliminations.

###

1880 SOUTH DAIRY ASHFORD, SUITE 300 HOUSTON, TEXAS 77077 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net